Exhibit No. 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend
Burr Ridge, Illinois - (September 17, 2012) BankFinancial Corporation (Nasdaq – BFIN) announced that its Board of Directors declared a cash dividend of $0.01 per common share. The dividend will be payable on October 12, 2012 to stockholders of record on September 28, 2012.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At June 30, 2012, BankFinancial had total assets of $1.522 billion, total loans of $1.119 billion, total deposits of $1.289 billion and stockholders’ equity of $203 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234